Exhibit (p)(13)
LOOMIS, SAYLES & CO., L.P.
Code of Ethics
Policy on Personal Trading and
Related Activities
by Loomis Sayles Personnel
EFFECTIVE:
January 14, 2000
AS AMENDED:
January 1, 2003
March 1, 2004

January 1, 2005

LOOMIS, SAYLES & CO., L.P.
Code of Ethics
Policy on Personal Trading and
Related Activities
1. INTRODUCTION
     This Code of Ethics (“Code”) has been adopted by Loomis, Sayles & Co., L.P. (“Loomis Sayles”) to govern personal trading in securities and related activities of those individuals whom have been deemed Access Persons thereunder, and under certain circumstances, those Access Persons’ family members and others in a similar relationship to them.
     The policies in this Code reflect Loomis Sayles’ desire to detect and prevent not only situations involving actual or potential conflicts of interest or unethical conduct, but also those situations involving even the appearance of these.
2. STATEMENT OF GENERAL PRINCIPLES
     It is the policy of Loomis Sayles that no Access Person as defined under the Loomis Sayles’ Code, (please note that Loomis Sayles treats all employees as Access Persons) shall engage in any act, practice or course of conduct that would violate the Code, the fiduciary duty owed by Loomis Sayles and its personnel to Loomis Sayles’ clients, Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the provisions of Section 17(j) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17j-1 there under. The fundamental position of Loomis Sayles is, and has been, that it must at all times place the interests of its clients first. Accordingly, your personal financial transactions (and in some cases, those of your family members and others in a similar relationship to you) and related activities must be conducted consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of your position of trust and responsibility.
     Without limiting in any manner the fiduciary duty owed by Loomis Sayles to its clients, it should be noted that Loomis Sayles considers it proper that purchases and sales be made by Access Persons in the marketplace of securities owned by Loomis Sayles’ clients, provided that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in the Code. In making personal investment decisions, however, you must exercise extreme care to ensure that the provisions of the Code are not violated and under no circumstances, may an Access Person use the knowledge of Covered Securities purchased or sold by any client of Loomis Sayles or Covered Securities being considered for purchase or sale by any client of Loomis Sayles to profit personally, directly or indirectly, by the market effect of such transactions.
     Improper trading activity can constitute a violation of the Code. The Code can also be violated by your failure to file required reports, by making inaccurate or misleading reports or statements concerning trading activity, or by opening an account with a non-Select Broker.
     It is not intended that these policies will specifically address every situation involving personal trading. These policies will be interpreted and applied, and exceptions and amendments will be made, by Loomis Sayles in a manner considered fair and equitable, but in all cases with the view of placing Loomis Sayles’ clients’ interests paramount. It also bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate you from scrutiny of, and sanctions for, securities transactions which indicate an abuse of Loomis Sayles’ fiduciary duty to any of its clients.
     You are encouraged to bring any questions you may have about the Code to Personal Trading Compliance. Please do not guess at the answer.
     Personal Trading Compliance, the Chief Compliance Officer and the Ethics Committee will review the terms and provisions of the Code at least annually and make amendments as necessary. Any amendments to the Code will be provided to you.
     3. A FEW KEY TERMS
     Boldfaced terms have special meaning in this Code. The application of a particular Code requirement to you may hinge on the elements of the definition of these terms. See the Glossary at the end of this Code for definitions of these terms. In order to have a basic understanding of the Code, however, you must have an understanding of the terms “Covered Security”, “Beneficial Ownership” and “Investment Control” as used in the Code.
     3.1 Covered Security
     This Code generally relates to transactions in and ownership of an investment that is a Covered Security. Currently, this means any type of equity or debt security (such as common and preferred stocks, and corporate and government bonds or notes), any equivalent (such as ADRs), any derivative, instrument representing, or any rights relating to, a Covered Security, and any closely related security (such as certificates of participation, depository receipts, put and call options, warrants, and related convertible or exchangeable securities and securities indices). Shares of closed-end funds, municipal obligations and securities issued by agencies and instrumentalities of the U.S. government (e.g. GNMA obligations) are also considered Covered Securities under the Code.
     Additionally, the shares of any investment company that is registered under the Investment Company Act that is advised, sub-advised, or distributed by Loomis Sayles, and those investment companies that are advised, sub-advised, or distributed by any affiliated investment adviser within the IXIS organization (e.g. IXIS Asset Management Advisers, Harris Associates, Hansberger, etc.) (“Reportable Funds”) are deemed to be Covered Securities for purposes of certain provisions of the Code. Reportable Funds include any closed-end funds but exclude money market funds. A current list of Reportable Funds is attached as Exhibit One and will be maintained on the firm’s intranet site under the Legal and Compliance page.
     All Access Persons are expected to comply with the spirit of the Code, as well as the specific rules contained in the Code. Therefore, while the list of Reportable Funds is subject to change, it is ultimately the responsibility of all Access Persons to determine whether or not an investment company or mutual fund is advised, sub-advised, or distributed by Loomis Sayles or advised, sub-advised, or distributed by an IXIS investment adviser prior to investing in such a fund to ensure that you comply with all aspects of the Code regarding your investment in a Reportable Fund.
     Please see Exhibit Two for the application of the Code to a specific Covered Security or instrument.

     It should be noted that private placements, hedge funds and investment pools are deemed to be Covered Securities for purposes of the Code whether or not advised, sub-advised, or distributed by Loomis Sayles or an IXIS investment adviser. Investments in such securities are discussed under sections 4.14 and 5.2.
     3.2 Beneficial Ownership
     The Code governs any Covered Security in which you have any direct or indirect “Beneficial Ownership.” Beneficial Ownership for purposes of the Code means a direct or indirect “pecuniary interest” that is held or shared by you directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Covered Security. The term “pecuniary interest” in turn generally means your opportunity directly or indirectly to receive or share in any profit derived from a transaction in a Covered Security, whether or not the Covered Security or the relevant account is in your name and regardless of the type of account (i.e. brokerage account, direct account, or retirement plan account). Although this concept is subject to a variety of U.S. Securities and Exchange Commission (the “SEC”) rules and interpretations, you should know that you are presumed under the Code to have an indirect pecuniary interest as a result of:
•	ownership of a Covered Security by your spouse or minor children;

•	ownership of a Covered Security by a live-in partner who shares your household and combines his/her financial resources in a manner similar to that of married persons;

•	ownership of a Covered Security by your other family members sharing your household (including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

•	your share ownership, partnership interest or similar interest in Covered Securities held by a corporation, general or limited partnership or similar entity you control;

•	your right to receive dividends or interest from a Covered Security even if that right is separate or separable from the underlying securities;

•	your interest in a Coveted Security held for the benefit of you alone or for you and others in a trust or similar arrangement (including any present or future right to income or principal); and

•	your right to acquire a Covered Security through the exercise or conversion of a “derivative Covered Security.”
Explanatory Note:
Any account of an Access Person, even if also a client account of the firm, will be subject to the Code as an account in which an Access Person has Beneficial Ownership.
     Please see Exhibit Three to this Code for specific examples of the types of interests and accounts subject to the Code.
     3.3 Investment Control
     The Code governs any Coveted Security in which you have direct or indirect “Investment

Control.” The term Investment Control encompasses any influence (i.e., power to manage, trade, or give instructions concerning the investment disposition of assets in the account or to approve or disapprove transactions in the account), whether sole or shared, direct or indirect, you exercise over the account or Covered Security.
     You should know that you are presumed under the Code to have Investment Control as a result of having:
•	Investment Control (shared) over your personal brokerage account(s)

•	Investment Control (shared) over an account(s) in the name of your spouse or minor children, unless, you have renounced an interest in your spouse’s assets (subject to the approval of Personal Trading Compliance)

•	Investment Control (shared) over an account(s) in the name of any family member, friend or acquaintance

•	Involvement in an Investment Club

•	Trustee power over an account(s)

•	The existence and/or exercise of a power of attorney over an account
     Please see Exhibit Three to this Code for specific examples of the types of interests and accounts subject to the Code.
     3.4 Maintaining Personal Accounts
          All Access Persons who have personal accounts that hold or can hold Covered Securities in which they have direct or indirect Investment Control and Beneficial Ownership are required to maintain such accounts at one of the following firms: Charles Schwab, Fidelity Investments, Merrill Lynch or TD Waterhouse (collectively, the “Select Brokers”). Additionally, an Access Person may only purchase and hold shares of Reportable Funds through either a Select Broker, directly from the Reportable Fund through its transfer agent, or through one or more of Loomis Sayles’ retirement plans.
Accounts in which the Access Person only has either Investment Control or Beneficial Ownership; certain retirement accounts with an Access Person’s prior employer; and/or the retirement accounts of an Access Person’s spouse may be maintained with a firm other than the Select Brokers with the approval of Personal Trading Compliance or the Chief Compliance Officer.
4. SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING
     The following are substantive prohibitions and restrictions on your personal trading and related activities. In general, the prohibitions set forth below relating to trading activities apply to accounts holding Covered Securities in which an Access Person has Beneficial Ownership and Investment Control.

     4.1 Preclearance
     Each Access Person must pre-clear through the iTrade Preclearance System (“iTrade System”) all Volitional transactions in Covered Securities (including Reportable Funds) (i.e. transactions in which the Access Person has determined the timing as to when the purchase or sale transaction will occur and amount of shares to be purchased or sold) and all transactions in closed-end mutual funds regardless of whether or not the fund is a Reportable Fund in which he or she has Investment Control and in which he or she has or would acquire Beneficial Ownership. Limited exceptions to the preclearance requirement are set forth in Exhibit Four.

Explanatory Note:	Fixed income transactions, short sales, warrants and options transactions in Covered Securities must be manually pre-cleared by Personal Trading Compliance or the Chief Compliance Officer since the iTrade System cannot currently handle such transactions. Initial and secondary public offerings, private placements transactions, including hedge funds whether or not they are advised, sub-advised, or distributed by Loomis Sayles or an IXIS investment adviser. Participation in investment clubs and private pooled vehicles require special preclearance as detailed under Sections 4.13, 4.14 and 5.2 of the Code.
     Any transaction approved pursuant to the preclearance request procedures must be executed by the end of the trading day on which it is approved unless Personal Trading Compliance or the Chief Compliance Officer, or designee thereof, extends the pre-clearance for an additional trading day. If the Access Person’s trade has not been executed by the end of the same trading day (or the next trading day in the case of an extension), the “preclearance” will lapse and the Access Person may not trade without again seeking and obtaining preclearance of the intended trade.
     Preclearance requests can only be submitted through iTrade and/or to Personal Trading Compliance Monday – Friday from 9:30am-4:00pm Eastern Standard Time.
     If after preclearance is given and before it has lapsed, an Access Person becomes aware that a Covered Security as to which he or she obtained preclearance has become the subject of a buy or sell order or is being considered for purchase or sale for a client account, the Access Person who obtained the preclearance must consider the preclearance revoked. If the transaction has already been executed before the Access Person becomes aware of such facts, no violation will be considered to have occurred as a result of the Access Person’s transactions.
     If an Access Person has actual knowledge that a requested transaction is nevertheless in violation of this Code or any provision thereof, approval of the request will not protect the Access Person’s transaction from being considered in violation of the Code. The Chief Compliance Officer or Personal Trading Compliance may deny or revoke preclearance for any reason that is deemed to be consistent with the spirit of the Code.
     4.2 Good Until Canceled and Limit Orders
     No Access Person shall place a “good until canceled,” “limit” or equivalent order with his/her broker except that a Access Person may utilize a “day order with a limit” so long as the transaction is consistent with provisions of this Code, including the preclearance procedures. All orders must expire at the end of the trading day on which they are pre-cleared unless otherwise extended by Personal Trading Compliance.

     4.3 Short Term Trading Profits
     No Access Person may profit from the Volitional purchase and sale, or conversely the Volitional sale and purchase, of the same or equivalent Covered Security (including Reportable Funds) within 60 calendar days. Hardship exceptions may be requested (in advance) from Personal Trading Compliance or the Chief Compliance Officer.
     An Access Person may sell a Covered Security (including Reportable Funds) or cover an existing short position at a loss within 60 calendar days. Such request must be submitted to the iTrade System and to Personal Trading Compliance for approval because the iTrade System does not have the capability to determine whether the Covered Security will be sold at a gain or a loss.
     4.4 Restrictions on Round Trip Transactions in Reportable Funds
     In addition to the 60 day holding period requirement for purchases and sales of Reportable Funds, with the exception of closed-end Reportable Funds, an Access Person is prohibited from purchasing, selling and then re-purchasing shares of the same Reportable Fund within a 90 day period (“Round Trip” restriction). The Round Trip restriction does not limit the number of times an Access Person can purchase a Reportable Fund or sell a Reportable Fund during a 90 day period. In fact, subject to the holding period requirement described above, an Access Person can purchase a Reportable Fund (through one or multiple transactions) and can liquidate their position in that fund (through one or several transactions) during a 90 day period. However, an Access Person cannot then reacquire a position in the same Reportable Fund previously sold within the same 90 day period.
     The Round Trip restriction will only apply to Volitional transactions in Reportable Funds. Therefore, shares of Reportable Funds acquired through a dividend reinvestment or dollar cost averaging program, and automatic monthly contributions to the firm’s 401K plan will not be considered when applying the Round Trip restriction.
     Finally, all Volitional purchase and sale transactions of Reportable Funds, in any share class and in any employee account (i.e., direct account with the Reportable Fund, Select Broker account, 401K account, etc.) will be matched for purposes of applying the Round Trip restriction.
     4.5 Futures and Related Options
     No Access Person shall use derivatives including futures, options on futures, or options or warrants on a Covered Security to evade the restrictions of the Code. In other words, no Access Person may use derivative transactions with respect to a Covered Security if the Code would prohibit the Access Person from taking the same position directly in the Covered Security.
     4.6 Short Sales
     No Access Person may purchase a put option, sell a call option, sell a Covered Security short or otherwise take a short position in a Covered Security then being held in a Loomis Sayles client account, unless, in the cases of the purchase of a put or sale of a call option, the option is on a broad based index.
     4.7 Competing with Client Trades
     Except as set forth in Section 4.9, an Access Person may not, directly or indirectly, purchase or sell a Covered Security (Reportable Funds are not subject to this rule.) when the Access Person knows, or reasonably should have known, that such Covered Securities transaction competes in the market with any actual or considered Covered Securities transaction for any client of Loomis Sayles, or otherwise acts to harm any Loomis Sayles client’s Covered Securities transactions.
     Generally preclearance will be denied if:
•	a Covered Security or a closely related Covered Security is the subject of a pending “buy” or “sell” order for a Loomis Sayles client until that buy or sell order is executed or withdrawn.

•	the Covered Security is being considered for purchase or sale for a Loomis Sayles client, until that security is no longer under consideration for purchase or sale.

•	the Covered Security is on the Loomis Sayles “Restricted List” or “Concentration List” (or such other trading restriction list as Loomis Sayles, may from time to time establish).
For those transactions pre-cleared through the iTrade System, such system will have the information necessary to deny preclearance if any of these situations apply. Therefore, you may assume the Covered Security is not being considered for purchase or sale for a client account unless you have actual knowledge to the contrary in which case, the preclearance you received is null and void. For Covered Securities requiring manual preclearance (i.e. bonds, futures, options, warrants and short sales of Covered Securities), the applicability of such restrictions will be determined by Personal Trading Compliance upon the receipt of the preclearance request.
     4.8 Investment Person Seven-Day Blackout
     Except as set forth in Section 4.9 below, no Investment Person shall, directly or indirectly, purchase or sell any Covered Security (Reportable Funds are not subject to this rule.) within a period of seven (7) calendar days (trade date being day zero) before and after the date that a Loomis Sayles client, with respect to which he or she is an Investment Person, has purchased or sold such Covered Security. It is ultimately the Investment Person’s responsibility to understand the rules and restrictions of the Code and to know what Covered Securities are being traded in his/her client(s) account(s) or any account(s) with which he/she is associated.
Explanatory Note:
The “seven days before” element of this restriction is based on the premise that an Investment Person can normally be expected to know, when he or she is effecting a personal trade, whether any client as to which he or she is designated an Investment Person has traded, or will be trading in the same Covered Security within seven days of the Investment Person’s trade, furthermore, an Investment Person has a fiduciary obligation to recommend and/ or effect suitable and attractive trades for clients regardless of whether such trades may cause a prior personal trade to be considered an apparent violation of this restriction. It would constitute a breach of fiduciary duty and a violation of this Code to delay or fail to make any such recommendation or transaction in a client account in order to avoid a conflict with this restriction.
It is understood that there maybe particular circumstances (i.e. news on an issuer, a client initiated liquidation, subscription or rebalancing) that may occur after an Investment Person’s personal trade which gives rise to an opportunity or necessity for his or her client to trade in that Covered Security which did not exist or was not anticipated by that person at the time of that person’s personal trade. Personal Trading Compliance or the Chief Compliance Officer, will review any extenuating circumstances which may warrant the waiving of any remedial actions in a particular situation involving an inadvertent violation of this restriction.
     4.9 Large Cap/De Minimis Exemption
     An Access Person who wishes to make a trade in a Covered Security that would otherwise be denied preclearance solely because the Covered Security is under consideration or pending execution for a client as provided in Section 4.7 or an Investment Person who wishes to make a trade in a Covered Security that would otherwise be denied preclearance solely because either the Covered Security is under consideration or pending execution for a client as provided in Section 4.7 or because such transaction would violate the Investment Person Seven Day Blackout Restriction set forth in Section 4.8 above, will nevertheless receive preclearance provided that:
•	The issuer of the Covered Security in which the Access Person wishes to transact has a market capitalization exceeding U.S. $5 billion (a “Large Cap Security”), AND

•	The aggregate amount of the Access Person’s transactions in that Large Cap Security on that day across all personal accounts does not exceed $10,000 USD.
     Such transactions will be subject to all other provisions of the Code
     4.10 Research Analyst Three-Day Blackout Before a Recommendation
     During the three (3) business day period before a Research Analyst issues a Recommendation on a Covered Security, that Research Analyst may not purchase or sell that Covered Security.
Explanatory Note:
It’s understood that there may be particular circumstances such as a news release, change of circumstance or similar event that may occur after a Research Analyst’s personal trade which gives rise to a need, or makes it appropriate, for a Research Analyst to issue a Recommendation on said Covered Security. A Research Analyst has an affirmative duty to make unbiased Recommendations and issue reports, both with respect to their timing and substance, without regard to his or her personal interest. It would constitute a breach of a Research Analyst’s fiduciary duty and a violation of this Code to delay or fail to issue a Recommendation in order to avoid a conflict with this restriction.
Personal Trading Compliance or the Chief Compliance Officer, will review any extenuating circumstances which may warrant the waiving of any remedial sanctions in a particular situation involving an inadvertent violation of this restriction.
     4.11 Access Person Seven-Day Blackout After Recommendation Change
     During the seven (7) day period after a Recommendation is issued for a Covered Security, no Access Person may purchase or sell that Covered Security. A request to pre—clear a transaction in a Covered Security will be denied if there has been a Recommendation issued for such Covered Security during the past seven (7) days.

     4.12 Hedge Fund Team Restrictions
Due to the unique trading practices and strategies associated with hedge funds, a hedge fund team member (i.e., any Investment Person for a hedge fund) is prohibited from trading Covered Securities in their personal brokerage accounts that are eligible investments for the hedge fund with which he/she is associated. Hedge fund team members must therefore, contact Personal Trading Compliance for special preclearance approval prior to executing any personal securities transactions.
     4.13 Initial and Secondary Public Offerings
Investing in Initial and Secondary Public Offerings of Covered Securities is prohibited unless such opportunities are connected with your prior employment compensation (i.e. options, grants, etc.) or your spouse’s employment compensation. No Access Person may, directly or indirectly, purchase any Covered Security sold in an Initial or Secondary Public Offering without obtaining prior written approval from the Chief Compliance Officer.
     4.14 Private Placement Transactions
     No Access Person may, directly or indirectly, purchase any Covered Security offered and sold pursuant to a Private Placement Transaction without obtaining prior written approval from the Chief Compliance Officer. A request for an approval form for a private placement investment can be obtained by contacting Personal Trading Compliance.
Explanatory Note:
If you have been authorised to acquire a Covered Security in a Private Placement Transaction, you must disclose to Personal Trading Compliance if you are involved in a client’s subsequent consideration of an investment in the issuer of the Private Placement, even if that investment involves a different type or class of Covered Security. In such circumstances, the decision to purchase securities of the issuer for a client must be independently reviewed by an Investment Person with no personal interest in the issuer.
     The purchase of additional shares or the subsequent sale of an approved Private Placement Transaction does not require preclearance provided there are no publicly traded Covered Securities in the corporation, partnership or limited liability company whose shares the Access Person owns. However, if the issuer of the Private Placement has publicly traded Covered Securities, then the sale of such Private Placements must be pre-cleared with Personal Trading Compliance. Further, additional purchases and any subsequent sales of an approved private placement, regardless of whether or not the issuer is publicly traded, must be reported quarterly and annually as detailed in Section 6 of the Code.
     4.15 Exemptions Granted by the Chief Compliance Officer
     Subject to applicable law, the Chief Compliance Officer may from time to time grant exemptions, other than or in addition to those described in Exhibit Four, from the trading restrictions, preclearance requirements or other provisions of the Code with respect to particular individuals such as non-employee directors, consultants, temporary employee, intern or independent contractor, and types of transactions or Covered Securities, where in the opinion of the Chief Compliance Officer, such an exemption is appropriate in light of all the surrounding circumstances.
5. PROHIBITED OR RESTRICTED ACTIVITIES
     5.1 Public Company Board Service and Other Affiliations
     To avoid conflicts of interest, inside information and other compliance and business issues, the firm prohibits Access Persons from serving as officers or members of the board of any publicly traded entity. This prohibition does not apply to service as an officer or board member of any parent subsidiary of the firm.
     In addition, in order to identify potential conflicts of interests, compliance and business issues, before accepting any service, employment, engagement, connection, association, or affiliation in or within any enterprise, business or otherwise, (herein after, collectively outside activity(ies)), an Access Person must obtain the advance written approval of Personal Trading Compliance or the Chief Compliance Officer and the applicable Access Person’s supervisor or other appropriate member of senior management.
     A request form for approval of such Outside Activities can be obtained by contacting Personal Trading Compliance. In determining whether to approve such Outside Activity, Personal Trading Compliance or the Chief Compliance Officer will consider whether such service will involve an actual or perceived conflict of interest with client trading, place impediments on Loomis Sayles’ ability to trade on behalf of clients or otherwise materially interfere with the effective discharge of Loomis Sayles’ or the Access Person’s duties to clients.
     5.2 Participation in Investment Clubs and Private Pooled Vehicles
     No Access Person shall participate in an investment club or invest in a hedge fund, or similar private organized investment pool (but not an SEC registered open-end mutual fund) without the express permission of Personal Trading Compliance or the Chief Compliance Officer, whether or not the investment vehicle is advised, sub-advised or distributed by Loomis Sayles or an IXIS investment adviser.
6. REPORTING REQUIREMENTS
     6.1 Initial Holdings Reporting, Account Disclosure and Acknowledgement of Code
     Within 10 days after becoming an Access Person, each Access Person must file with Personal Trading Compliance, a report (by paper) of all Covered Securities holdings (including holdings of Reportable Funds) in which such Access Person has Beneficial Ownership or Investment Control. The information contained therein must be current as of a date not more than 45 days prior to the individual becoming an Access Person.
     Additionally, within 10 days of becoming an Access Person, such Access Person must report all brokerage or other accounts that hold or can hold Covered Securities in which the Access Person has Beneficial Ownership or Investment Control. The information must be as of the date the person became an Access Person. An Access Person can satisfy these reporting requirements by providing Personal Trading Compliance with a current copy of his or her brokerage account or other account statements, which hold or can hold Covered Securities.

     Explanatory Note:
Loomis Sayles treats all of its employees as Access Persons. Therefore, you are deemed to be an Access Person as of the first day you begin working for the firm.
     Finally, upon becoming an Access Person and annually thereafter, each Access Person must acknowledge that he or she has received, read and understands the Code and recognizes that he or she is subject hereto, and certify that he or she will comply with the requirements of the Code.
     6.2 Brokerage Confirmations and Brokerage Account Statements
     Each Access Person must notify Personal Trading Compliance immediately upon opening an account that holds or may hold Covered Securities (including Reportable Funds), and must assist Personal Trading Compliance in ensuring that Loomis Sayles receives copies of the Access Person’s confirmations and account statements for all accounts holding Covered Securities in which the Access Person has either Beneficial Ownership or Investment Control.
     6.3 Quarterly Transaction Reporting and Account Disclosure Procedure
     Utilizing the automated reporting procedure (“Blue Sheets”), each Access Person must file by electronic means a Blue Sheet on all Volitional transactions in Covered Securities (including Volitional transactions in Reportable Funds) made during each calendar quarterly period in which such Access Person has, or by reason of such transaction acquires or disposes of, any Beneficial Ownership of a Covered Security (even if such Access Person has no direct or indirect Investment Control over such Covered Security), or as to which the Access Person has any direct or indirect Investment Control (even if such Access Person has no Beneficial Ownership in such Covered Security). Non-volitional transactions in Covered Securities (including Reportable Funds) are subject to annual reporting only and are not required for purposes of the Blue Sheets (such as automatic monthly payroll deductions, changes to future contributions within the Loomis Sayles Retirement Plans, dividend reinvestment programs, dollar cost averaging programs, and transactions made within the Guided Choice Program). If no transactions in any Covered Securities, required to be reported, were effected during a quarterly period by an Access Person, such Access Person shall nevertheless submit a Blue Sheet within the time frame specified below stating that no reportable securities transactions were affected.
     Access Persons are also required to report each account that may hold or holds Covered Securities (including accounts that hold or may hold Reportable Funds) opened or closed by the Access Person during the reporting period, other then those accounts described in Exhibit Three.
     Every Blue Sheet must be submitted not later than thirty (30) calendar days after the close of each calendar quarter.
     6.4 Annual Holdings and Code Compliance Reporting Requirements
     On an annual basis, by a date specified by Personal Trading Compliance, each Access Person must file with Personal Trading Compliance a dated Annual Package which identifies all holdings in Covered Securities (including Reportable Funds) in which such Access Person has a Beneficial Ownership and/or over which such Access Person has Investment Control. This reporting requirement also applies to shares of Covered Securities, including shares of Reportable Funds that were acquired during the year in Non-volitional transactions. The information in the Annual Package shall reflect holdings in the Access Person’s account(s) that are current as of a date not more than 45 days prior to the date on which the Annual Package was submitted.
     Additionally, on an annual basis, each Access Person must acknowledge that he/she has received, read and understood the Code and Loomis Sayles Policies and Procedures on Insider Trading (“Insider Trading Policy”) and recognizes that he/she is subject thereto, and certify that he/she has complied with the requirements of the Code and Insider Trading Policy during the past year, except as otherwise disclosed in writing to Personal Trading Compliance or the Chief Compliance Officer.
     6.5 Review of Reports by Chief Compliance Officer
The Chief Compliance Officer shall establish procedures as the Chief Compliance Officer may from time to time determine appropriate for the review of the information required to be compiled under this Code regarding transactions by Access Persons and to report any violations thereof to all necessary parties.
     6.6 Internal Reporting of Violations to the Chief Compliance Officer
     Prompt internal reporting of any violation of the Code to the Chief Compliance Officer or Personal Trading Compliance is required under Rule 204A-1. While the daily monitoring process undertaken by Personal Trading Compliance is designed to identify any violations of the Code and handle any such violations immediately, Access Persons are required to promptly report any violations they learn of resulting from either their own conduct or those of other Access Persons to the Chief Compliance Officer or Personal Trading Compliance. It is incumbent upon Loomis Sayles to create an environment that encourages and protects Access Persons who report violations. In doing so, individuals have the right to remain anonymous in reporting violations. Furthermore, any form of retaliation against an individual who reports a violation could constitute a further violation of the Code, as deemed appropriate by the Chief Compliance Officer. All Access Persons should therefore feel safe to speak freely in reporting any violations.
7. SANCTIONS
     Any violation of the substantive or procedural requirements of this Code will result in the imposition of a sanction as set forth in the firm’s then current Sanctions Policy, or as the Ethics Committee may deem appropriate under the circumstances of the particular violation. These sanctions may include, but are not limited to:
•	a letter of caution or warning (i.e. Procedures Notice);

•	payment of a fine, disgorgement of profits generated or payment of losses avoided and/or restitution to an affected client;

•	suspension of personal trading privileges;

•	actions affecting employment status, such as suspension of employment without pay, demotion or termination of employment; and

•	referral to the SEC, other civil authorities or criminal authorities.
     Serious violations, including those involving deception, dishonesty or knowing breaches of law or fiduciary duty, will result in one or more of the most severe sanctions regardless of the violator’s history of prior compliance.

     Fines, penalties and disgorged profits will be donated to a charity selected by the Loomis Sayles Charitable Giving Committee.
8. RECORDKEEPING REQUIREMENTS
     Loomis Sayles shall maintain and preserve records, in an easily accessible place, relating to the Code of the type and in the manner and form and for the time period prescribed from time to time by applicable law. Currently, Loomis Sayles is required by law to maintain and preserve:
•	in an easily accessible place, a copy of this Code (and any prior Code of Ethics that was in effect at any time during the past five years) for a period of five years;

•	in an easily accessible place a record of any violation of the Code and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

•	a copy of each report (or information provided in lieu of a report including any manual preclearance forms and information relied upon or used for reporting) submitted under the Code for a period of five years, provided that for the first two years such copy must be preserved in an easily accessible place;

•	copies of Access Persons’ written acknowledgment of receipt of the Code;

•	in an easily accessible place, a record of the names of all Access Persons within the past five years, even if some of them are no longer Access Persons, the holdings and transactions reports made by these Access Persons, and records of all Access Persons’ personal securities reports (and duplicate brokerage confirmations or account statements in lieu of these reports);

•	a copy of each report provided to any Investment Company as required by paragraph (c)(2)(ii) of Rule 17j-1 under the 1940 Act or any successor provision for a period of five years following the end of the fiscal year in which such report is made, provided that for the first two years such record shall be preserved in an easily accessible place; and

•	a written record of any decision, and the reasons supporting any decision, to approve the purchase by a Access Person of any Covered Security in an Initial or Secondary Public Offering or Private Placement Transaction or other limited offering for a period of five years following the end of the fiscal year in which the approval is granted.
          Explanatory Note:
Under Ru/e 204-2, the standard retention period required for all documents and records listed above is five years, in easily accessible place, the first two years in an appropriate office of Personal Trading Compliance.
9. MISCELLANEOUS
     9.1 Confidentiality
     Loomis Sayles will keep information obtained from any Access Person hereunder in strict confidence. Notwithstanding the forgoing, reports of Covered Securities transactions and violations hereunder will be made available to the SEC or any other regulatory or self-regulatory organizations to the extent required by law rule or regulation, and in certain circumstances, may in Loomis Sayles’ discretion be made available to other civil and criminal authorities. In addition, information regarding violations of the Code may be provided to clients or former clients of Loomis Sayles that have been directly or indirectly affected by such violations.
     9.2 Disclosure of Client Trading Knowledge
     No Access Person may, directly or indirectly, communicate to any person who is not an Access Person or other approved agent of Loomis Sayles (e.g., legal counsel) any non-public information relating to any client of Loomis Sayles or any issuer of any Covered Security owned by any client of Loomis Sayles, including, without limitation, the purchase or sale or considered purchase or sale of a Covered Security on behalf of any client of Loomis Sayles, except to the extent necessary to comply with applicable law or to effectuate Covered Securities transactions on behalf of the client of Loomis Sayles.
     9.3 Notice to Access Persons, Investment Personnel and Research Analysts as to Status
     Personal Trading Compliance will initially determine an employee’s status as an Access Person, Research Analyst or Investment Person and the client accounts to which Investment Persons should be associated, and will inform such persons of their respective reporting and duties under the Code.
     All Access Persons and/or the applicable Supervisor thereof, have an obligation to inform Personal Trading Compliance if an Access Person’s responsibilities change during the Access Person’s tenure at Loomis Sayles.
     9.4 Notice to Personal Trading Compliance of Engagement of Independent Contractors
     Any person engaging a consultant, temporary employee, intern or independent contractor shall notify Personal Trading Compliance of this engagement and provide to Personal Trading Compliance, the information necessary to make a determination as to how the Code shall apply to such consultant, temporary employee, intern or independent contractor, if at all.
     9.5 Questions and Educational Materials
     Employees are encouraged to bring to Personal Trading Compliance or the Chief Compliance Officer any questions you may have about interpreting or complying with the Code about Covered Securities, accounts that hold or may hold Covered Securities or personal trading activities of you, your family, or household members, about your legal and ethical responsibilities or about similar matters that may involve the Code.
     Personal Trading Compliance will from time to time circulate educational materials or bulletins or conduct training sessions designed to assist you in understanding and carrying out your duties under the Code.

GLOSSARY OF TERMS
The boldface terms used throughout this policy have the following meanings:
1.	“Access Person” means an “access person” as defined from time to time in Rule 17j-1 under the 1940 Act or any applicable successor provision. Currently, this means any director, or officer of Loomis Sayles, or any Advisory Person (as defined below) of Loomis Sayles.

2.	“Advisory Person” means an “advisory person” and “advisory representative” as defined from time to time in Rule 17j-1 under the 1940 Act and Rule 204-2(a)(12) under the Advisers Act, respectively, or any applicable successor provision. Currently, this means (i) every employee of Loomis Sayles (or of any company in a Control relationship to Loomis Sayles), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by Loomis Sayles on behalf of clients, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) every natural person in a Control relationship to Loomis Sayles who obtains information concerning recommendations made to a client with regard to the purchase or sale of a Covered Security. Advisory Person also includes: (a) any other employee designated by Personal Trading Compliance or the Chief Compliance Officer as an Advisory Person under this Code; (b) any consultant, temporary employee, intern or independent contractor (or similar person) engaged by Loomis Sayles designated as such by Personal Trading Compliance or the Chief Compliance Officer as a result of such person’s access to information about the purchase or sale of Covered Securities by Loomis Sayles on behalf of clients (by being present in Loomis Sayles offices, having access to computer data or otherwise) and (c) members of the Board of Directors of Loomis, Sayles & Company, Inc., the sole general partner of Loomis, Sayles & Company, L.P. , who are not employees of Loomis, Sayles & Company, L.P. (“non-employee directors”).

3.	“Beneficial Ownership” is defined in Section 3.2 of the Code.

4.	“Chief Compliance Officer” refers to the officer or employee of Loomis Sayles designated from time to time by Loomis Sayles to receive and review reports of purchases and sales by Access Persons, and to address issues of personal trading. “Personal Trading Compliance” means the employee or employees of Loomis Sayles designated from time to time by the General Counsel of Loomis Sayles to receive and review reports of purchases and sales, and to address issues of personal trading, by the Chief Compliance Officer, and to act for the Chief Compliance Officer in the absence of the Chief Compliance Officer.

5.	“Investment Control” is defined in Section 3.3 of the Code. This means “control” as defined from time to time in Rule 17j-l under the 1940 Act and Rule 204-2(a)(12) under the Advisers Act or any applicable successor provision. Currently, this means the power to exercise a controlling influence over the management or policies of Loomis Sayles, unless such power is solely the result of an official position with Loomis Sayles.

6.	“Initial Public Offering” means an “initial public offering” as defined from time to time in Rule 17j-1 under the 1940 Act or any applicable successor provision. Currently, this means any offering of securities registered under the Securities Act of 1933 the issuer of which immediately before the offering, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

7.	“Investment Company” means any Investment Company registered as such under the 1940 Act and for which Loomis Sayles serves as investment adviser or subadviser or which an affiliate of Loomis Sayles serves as an investment adviser.

8.	“Investment Person” means all Portfolio Managers of Loomis Sayles and other Advisory Persons who assist the Portfolio Managers in making and implementing investment decisions for an Investment Company or other client of Loomis Sayles, including, but not limited to, designated Research Analysts and traders of Loomis Sayles. A person is considered an Investment Person only as to those client accounts or types of client accounts as to which he or she is designated by Personal Trading Compliance or the Chief Compliance Officer as such. As to other accounts, he or she is simply an Access Person.

9.	“Non-volitional” transactions are any transaction in which the employee has not determined the timing as to when the purchase or sale will occur and the amount of shares to be purchased or sold, i.e. changes to future contributions within the Loomis Sayles Retirement Plans, dividend reinvestment programs, dollar cost averaging program, automatic monthly payroll deductions, and any transactions made within the Guided Choice Program. Non-volitional transactions are not subject to the preclearance or quarterly reporting requirements under the Code.

10.	“Portfolio Manager” means any individual employed by Loomis Sayles who has been designated as a Portfolio Manager by Loomis Sayles. A person is considered a Portfolio Manager only as to those client accounts as to which he or she is designated by the Chief Compliance Officer as such. As to other client accounts, he or she is simply an Access Person.

11.	“Private Placement Transaction” means a “limited offering” as defined from time to time in Rule 17j-1 under the 1940 Act or any applicable successor provision. Currently, this means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or Rule 504, 505 or 506 under that Act, including hedge funds.

12.	“Recommendation” means any initial rating or change therein, in the case of an equity Covered Security, or any initial rating or status, or change therein in the case of a fixed income Covered Security in either case issued by a Research Analyst.

13.	Reportable Fund” is defined in Section 3.1 of the Code and a list of such funds is found in Exhibit One.

14.	“Research Analyst” means any individual employed by Loomis Sayles who has been designated as a Research Analyst by Loomis Sayles. A person is considered a Research Analyst only as to those Covered Securities which he or she is assigned to cover and about which he or she issues research reports to other Investment Personnel. As to other securities, he or she is simply an Access Person.

15.	“Covered Security” is defined in Section 3.1 of the Code.

16.	“Secondary Public Offering” is defined as a registered offering of a block of Covered Securities which had been previously issued to the public, by a current shareholder.

17.	“Select Broker” is defined in Section 3.4 of the Code.

18.	“Volitional” transactions are any transactions in which the employee has determined the timing as to when the purchase or sale transaction will occur and amount of shares to be purchased or sold, i.e. making changes to existing positions or asset allocations within the Loomis Sayles retirement plans, sending a check or wire to the Transfer Agent of a Reportable Fund, and buying or selling shares of a Reportable Fund in a brokerage account or direct account held with the applicable fund’s Transfer Agent. Volitional transactions are subject to the preclearance and reporting requirements under the Code.

Exhibit One
Reportable Funds1
AB Funds Extend-Duration Bond Fund
AEW Real Estate Fund
AEW Real Estate Income Fund
AssetMark Real Estate Portfolio
Calvert Variable Series — Ameritas Select Portfolio
CDC IXIS International Equity Fund
CDC IXIS Moderate Diversified Portfolio
CDC Nvest CGM Advisor Targeted Equity
CDC Nvest Hansberger International Fund
CDC Nvest Harris Associates Focused Value Fund
CDC Nvest Harris Associates Large Cap Value Fund
CDC Nvest Loomis Sayles Core Plus Bond Fund
CDC Nvest Loomis Sayles Government Securities Fund
CDC Nvest Loomis Sayles Growth Fund
CDC Nvest Loomis Sayles High Income Fund
CDC Nvest Loomis Sayles Investment Grade Bond Fund
CDC Nvest Loomis Sayles Ltd. Term Government & Agency Fund
CDC Nvest Loomis Sayles Massachusetts Tax Free Income Fund
CDC Nvest Loomis Sayles Municipal Income Fund
CDC Nvest Loomis Sayles Research Fund
CDC Nvest Loomis Sayles Strategic Income Fund
CDC Nvest Star Advisers Fund
CDC Nvest Star Growth Fund
CDC Nvest Star Value Fund
CDC Nvest Vaughan Nelson Small Cap Value Fund
CDC Nvest Westpeak Capital Growth Fund
Delafield Fund, Inc.
Frank Russell Investment Co. — Real Estate Securities Fund
Frank Russell Investment Co. — Russell Insurance Fund
Hillview Alpha Fund — Domestic
Hillview Alpha Fund — International
Laudus International Marketmasters Fund
Laudus U.S. Marketmasters Fund
Loomis Sayles Aggressive Growth Fund
Loomis Sayles Benchmark Core Bond Fund
Loomis Sayles Bond Fund
Loomis Sayles Fixed Income Fund
Loomis Sayles Global Bond Fund
Loomis Sayles High Income Opportunities Fund
Loomis Sayles Inflation Protected Securities Fund
Loomis Sayles Institutional High Income Fund
Loomis Sayles Intermediate Duration Fixed Income Fund
Loomis Sayles Investment Grade Fixed Income Fund
Loomis Sayles Mid Cap Growth Fund
Loomis Sayles Small Cap Growth Fund
Loomis Sayles Small Cap Value Fund
Loomis Sayles Small Company Growth Fund
Loomis Sayles Tax Managed Equity Fund
Loomis Sayles Value Fund
Loomis Sayles Worldwide Fund
Managers Fund — Balanced Fund
Managers Fund — Bond Fund
Managers Fund — Fixed Income Fund
Managers Fund — Global Bond Fund
Mass Mutual Focused Value Fund
Mass Mutual International Overseas Fund
Masters Select International Fund
Masters Select Value Fund
Maxim Loomis Sayles Bond Portfolio
Maxim Loomis Sayles Small Cap Value Portfolio
Metropolitan Series Fund — Harris Oakmark Focused Value Portfolio
Metropolitan Series Fund — Harris Oakmark International Portfolio
Metropolitan Series Fund — Harris Oakmark Large Cap Portfolio
Metropolitan Series Fund — Loomis Sayles Small Cap Portfolio
Oakmark Equity and Income Fund
Oakmark Fund
Oakmark Global Fund
Oakmark International Fund
Oakmark International Small Cap Fund
Oakmark Select Fund
Optimum Small Cap Value Fund
Pioneer Real Estate Shares
Pioneer Real Estate Shares VCT Portfolio
Real Estate Income Fund
Russell Investment Funds
Strategic Partners Mid-Cap Value Fund
SunAmerica Focused Growth and Income Fund
SunAmerica Focused Large Cap Fund
SunAmerica Focused International Fund
SunAmerica Seasons Focused Growth and Income Fund
USAA Growth and Tax Strategy Fund
USAA Growth Fund
Wilmington Trust Real Estate Portfolio

[1]	Please note that this list is subject to change. Therefore, it is your responsibility, as an Access Person under the Code, to determine whether or not an investment company or mutual fund is advised or sub-advised by Loomis Sayles or advised or sub-advised by an IXIS affiliate prior to investing in such fund, and to ensure that you comply with all aspects of the Code regarding your investment in a Reportable Fund.

Exhibit Two
Securities

Subject to
	Subject to		Trading	Quarterly	Annual
Instrument	Code	Pre-clearance	Restrictions[2]	Reporting	Reporting	Comments
Bonds issued or guaranteed by any foreign sovereign government or its agencies, instrumentalities or authorities or supranational issuers	Yes	Yes	Yes	Yes	Yes
Closed end mutual funds (including Reportable Funds)	Yes	Yes	Yes	Yes	Yes
Company stock received through an employer (including options and warrants associated therewith)	Yes	Yes/ No*	Yes	Yes	Yes	*Certain purchases and all subsequent sales of such securities must be pre- cleared. Please see Exhibits Three and Four for guidance.
Derivatives involving Securities	Yes	Yes	Yes	Yes	Yes
Equity or debt securities (such as common and preferred stocks and corporate and government bonds or notes) and any equivalent instrument representing, or any rights relating to, a Security (such as ADRs, certifications of participation, depository receipts, put and call options, warrants, convertible securities and securities indices)
	Yes	Yes	Yes	Yes	Yes
Index funds/baskets (including Spiders and options and futures tied to broad market indices), exchange-traded funds and indices (i.e. NADAQ 100, ishares, etc.)	Yes	No	No	Yes	Yes
Municipal obligations	Yes	Yes	Yes	Yes	Yes
Private Placements	Yes	Yes*	No*	Yes	Yes	*Private placements require special pre-clearance. Please consult Section 4.14 of the Code and contact Personal Trading Compliance.

[2]	The substantive prohibitions and restrictions (including Competing with Client Trades, Short Term Trading Profits, and the applicable Black-out Periods) detailed in Section 4 of the Code apply to each Security as noted.

	Subject to		Subject to Trading	Quarterly	Annual
Instrument	Code	Pre-clearance	Restrictions[2]	Reporting	Reporting	Comments
Shares of any investment company or mutual fund advised or sub-advised by Loomis Sayles, and those proprietary mutual funds (excluding money market funds) that are advised or sub-advised by any affiliated investment adviser within the IXIS organization (e.g. CDC IXIS Asset Management Advisers, Harris Associates, Hansberger, etc.) (“Reportable Funds”). Reportable Funds include registered open-ended investment companies, hedge funds, offshore funds, closed end funds, SICAVs, etc., but exclude money market funds. Please see Exhibit One for a list of Reportable Funds.
	Yes	Yes	Yes	Yes	Yes
Shares of Unit Investment Trusts	Yes	No	No	Yes	Yes
U.S. Government agencies (direct debt obligations such as GNMA, FNMA, FHLMCS, FHLB, FFCB, FHA, FLB, SLMA, & TVA)	Yes	No	No	Yes	Yes
Bank certificates of deposit	No	N/A	N/A	N/A	N/A
Bankers’ acceptances	No	N/A	N/A	N/A	N/A
Commercial Paper	No	N/A	N/A	N/A	N/A
Direct obligations of the United States Government (i.e. Treasury securities, as distinct from U.S. Government agencies or instrumentalities)	No	N/A	N/A	N/A	N/A
Money Market Instruments	No	N/A	N/A	N/A	N/A
Open ended mutual funds other than Reportable Funds	No	N/A	N/A	N/A	N/A
Repurchase Agreements	No	N/A	N/A	N/A	N/A

Exhibit Three
Accounts
The types of accounts that hold or can hold Securities, that are typically covered by the Code include, but are not limited to: personal accounts; join accounts with a spouse or live-in partner; an accounts of spouses or live-in partners; accounts of minor children; accounts of any relative living in the same household as the Access Person; accounts for which the employee has trustee powers or power of attorney; and current and former employer 401(k) and other retirement plans of the Access Person and/or the Access Person’s spouse or live-in partner, etc..
The extent to which such accounts are governed by the Code will depend on the Access Person’s Beneficial Ownership in and/or Investment Control over the account. Additionally, there are certain accounts that may not be obvious to an Access Person as being covered by the Code, and examples of such accounts have been provided below. Access Persons should contact Personal Trading Compliance who will assist the Access Person in determining the applicability of the Code to a particular account(s).

	Subject to	Select		Quarterly	Annual
Account Type	Code	Broker	Pre-clearance	Reporting	Reporting	Comments
Accounts in which the Access Person has Beneficial Ownership but no direct or indirect Investment Control (i.e. an account managed by an adviser or a trust being managed by an entity)	Yes	No	No	Yes	Yes
Accounts in which the Access Person has direct or indirect Investment Control but no Beneficial Ownership	Yes	No	No	Yes	Yes
Accounts in which Access Person has Beneficial Ownership and direct or indirect Investment Control	Yes	Yes	Yes	Yes	Yes
Accounts in which Access Person has no Beneficial Ownership and no direct or indirect Investment Control	No	N/A	N/A	N/A	N/A
Other Accounts
Accounts of children who have reached majority that do not share same household and over which the Access Person exercises no Investment Control	No	N/A	N/A	N/A	N/A
Spouse’s account where he/she works at an investment firm and is subject to that firm’s personal trading policies	Yes	No	No	Yes	Yes	Requires prior approval by Personal Trading Compliance
Spouse manages and holds a limited partnership interest in a hedge fund sponsored by another investment firm	Yes	No	No	Yes	Yes

	Subject to	Select		Quarterly	Annual
Account Type	Code	Broker	Pre-clearance	Reporting	Reporting	Comments
Accounts set up for an ESOP, DRIP or other direct investment programs	Yes	No	No	Yes	Yes	The account does not require pre-clearance provided there is no voluntary adjustment in the rate at which you purchase or sell Securities within the account
Physically held shares of Securities	Yes	N/A	Yes	Yes	Yes
Mutual Fund and Retirement Accounts
401(k) plans which only offer mutual funds (other than Reportable Funds) as investment choices (yours or your spouse’s account)	No*	No	No	No	No	*Note, however, that transactions/ holdings in closed end funds, if any, in such 401(k) plans are subject to pre-clearance and reporting.
401(k) plans which only offer mutual funds (both Reportable Funds and non-Reportable Funds) as investment choices (yours or your spouse’s account)	*Yes	No	Yes	Yes	Yes	* Must pre-clear any volitional transactions in Reportable and closed-end funds. Also you must confirm the existence of such an account for quarterly and annual reporting and report only volitional transactions in Reportable Funds (non- volitional transactions are not subject to reporting) and any transactions in closed-end funds on a quarterly basis and holdings in Reportable and closed end funds on an annual basis.
An account held directly with a non-Reportable Fund (or the applicable fund’s transfer agent)(i.e. an account with Janus, Putnam, etc.) that can invest only in non-Reportable Funds and cannot invest in closed end funds
	No	N/A	N/A	N/A	N/A

	Subject to	Select		Quarterly	Annual
Account Type	Code	Broker	Pre-clearance	Reporting	Reporting	Comments
An account that can invest in both Reportable and non-Reportable Funds but that is currently only invested in non-Reportable Funds (including Uniform Transfers to Minor Act and Uniform Gifts to Minor Act accounts (UTMA’s and UGMA’s))
	*Yes	No	Yes	Yes	Yes	* Transactions in Reportable Funds must be done with a Select Broker, directly with Reportable Fund, or through one or more of the Loomis Sayles’ retirement plans. You must pre-clear any volitional transactions in Reportable and closed-end funds. Also you must confirm the existence of such an account for quarterly and annual reporting and report only volitional transactions in Reportable Funds (non-volitional transactions are not subject ot reporting) and any transactions in closed end funds on a quarterly basis and holdings in Reportable and closed end funds on an annual basis.
529 Plan accounts (or qualified tuition program accounts)	No	N/A	N/A	N/A	N/A
Loomis Sayles Capital Accumulation Benefit Plan (CABP)	No	N/A	N/A	N/A	N/A	This account is not subject to the Code because participants do not have any control over the investment options for the account/plan. The plan is simply an additional benefit from the Loomis Sayles Funded Pension Plan. When eligible for a distribution, participants receive a cash payment and not shares of the Loomis Sayles Research Fund (the Fund is simply used to track the value of a participant’s investment within the plan).

Exhibit Four
Transactions Exempt from Pre-clearance

Transactions in which the Access Person has either Beneficial	Subject to		Quarterly	Annual
Ownership and/or Investment Control unless otherwise noted	Code	Pre-clearance	Reporting	Reporting	Comments
Purchases or sales of Securities which occur as a result of operation of law, or any margin call (provided such margin call does not result from your withdrawal of collateral within 10 days before the call and you have no involvement in the selection of the specific Securities to be sold)
	Yes	No	Yes	Yes
Purchases of Securities which are part of an automatic dividend reinvestment plan, automatic payroll deduction program, automatic cash purchase or withdrawal program or other similar automatic transaction program, but only to the extent you have made no voluntary adjustment (up or down) in the rate at which you purchase or sell
	Yes	No	Yes	Yes
Purchases or sales of Securities for an account over which you have no direct or indirect influence or control	Yes	No	Yes	Yes
Purchases of Securities made by exercising rights distributed by an issuer pro rata to all other holders of a class of its Securities or other interests, to the extent such rights were acquired by you from the issuer, and sales of such rights so acquired
	Yes	No	Yes	Yes
Tenders of Securities pursuant to tender offers which are expressly conditioned on the tender offeror’s acquisition of all of the Securities of the same class	Yes	No	Yes	Yes
Transactions in Securities by your spouse (or person in a similar relationship such that the presumption of Beneficial Ownership arises) employed at another investment firm provided that: (a) you have no direct or indirect influence or control over the transactions; (b) the transactions are effected solely through an account in which you are not named and (c) you have obtained pre-approval from Personal Trading Compliance or the Review Officer to exempt the account from the pre-clearance requirements and certain trading restrictions of the Code
	Yes	No	Yes	Yes
Receipt of Securities as a gift or bequest	Yes	No	Yes	Yes
Making of personal or charitable gift of Securities	Yes	No	Yes	Yes
Non-volitional transactions in Reportable Funds (i.e. changes to future contributions within the Loomis Sayles Retirement Plans, dividend reinvestment programs, dollar cost averaging programs, monthly payroll deductions, transactions made within the Guided Choice program or any transaction in which the employee has not determined the timing as to when the purchase or sale will occur and the amount of shares to be purchased or sold.
	Yes	No	No	Yes*	*You must report holdings in Reportable Funds on an annual basis.

Exhibit Five
Transactions Subject to Pre-clearance

Transactions in which the Access Person has either Beneficial	Subject to		Quarterly	Annual
Ownership and/or Investment Control unless otherwise noted	Code	Pre-clearance	Reporting	Reporting	Comments
All purchases and sales of Securities (unless otherwise noted), including volitional transactions in Reportable Funds.	Yes	Yes	Yes	Yes
Sale of current or former employer stock the Access Person or his/her Spouse or live-in partner received upon exercising stock options	Yes	Yes	Yes	Yes

Loomis, Sayles & Company, L.P.
INSIDER TRADING POLICIES AND PROCEDURES
Dated: November 2004

INSIDER TRADING POLICIES AND PROCEDURES
I. POLICY STATEMENT
     1. Introduction. The Insider Trading and Securities Fraud Enforcement Act of 1988 imposes on violators and their “controlling persons” substantial civil and criminal penalties on the misuse of material non-public information (“insider trading”), and requires investment advisers to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material, non-public information by its employees.
For many years Loomis Sayles has maintained written policies and procedures designed to prevent trading on the basis of material, non-public information (“Policies and Procedures”). The firm’s policy is to refrain from trading or recommending trading when in the possession of material, non-public information. Therefore, if an employee obtains material, non-public information on a particular entity, such entity’s securities will generally be placed on the firm’s Restricted List thereby restricting trading by the firm’s client accounts and its employees. The only exception to this policy is with the approval of the Chief Compliance Officer or General Counsel of the firm, and then only in compliance with the firm’s Firewall Procedures.
It is essential that each employee understands and guards against insider trading. The firm’s reputation of honesty and integrity is one of its greatest assets, and it must be protected at all times.
     2. The Basic Concept of Insider Trading. What constitutes insider trading has not been defined by statute but has been left to the courts to define. The concept continues to evolve, is always fact-specific and the definition can change with each court decision. Despite the lack of a clear definition, there are guidelines to determine when the firm and/or its employees should not trade, or recommend trading, a security.
Insider trading is generally considered to be the purchase or sale of a security based on material, non-public information. The SEC and federal courts have gone one step further and would prohibit trading while in the possession of material, non-public information — even if the investment decision was based on other factors. The two key words that have to be discussed further are “material” and “non-public.”
     3. “Material.” Information is deemed material if it would be considered important to a reasonable investor in determining whether to buy or sell a security. Obviously, this definition is difficult to apply in real-world situations. Some examples of what may be considered material information include: a forthcoming dividend declaration or omission; a corporate reorganization; the acquisition or loss of a major contract; a major borrowing; a major purchase or sale of company assets; a corporate repurchase program of its stock; an event of default; or knowledge of a forthcoming negative or positive article on company affairs.

     4. “Non-Public.” Investors may trade on any information that is public. Information is considered public if it has been widely disseminated or published, whether in writing or orally, in a medium or forum that is generally accessible to the investing public. By way of illustration, clear examples of widely disseminated information include information found in national wire services (e.g. Dow Jones, Reuters, AP), national newspapers or periodicals (e.g. The New York Times, The Wall Street Journal, Investor’s Daily) and regulatory filings, but these examples are, of course, not exclusive. If a Research Analyst is presented with information that the analyst has reason to believe may not be public by virtue of the circumstances in which the information was presented, the analyst should satisfy himself or herself that the information is public, or will be made public, before acting on it.
One-on-one situations with company personnel can present special problems. An obvious example is the treasurer of a company telling a Research Analyst that yet-to-be-published quarterly earnings are such that they may materially impact the price of the stock. Under these circumstances, the analyst must be satisfied that this information has been made public before acting on the information.
     5. Special Considerations for Research Analysts. Each member of the firm’s Research Departments must be constantly alert to the concern that Loomis Sayles must not develop any investment recommendation that utilizes or relies on material, non-public information. However, the firm also recognizes that it must not let the application of these Policies and Procedures become so strict or cumbersome that they affect its ability to do proper investment research work for its clients. Consistent with the firm’s legal responsibilities, it must stay competitive and fulfill its obligation to all clients to perform thorough and competent research analysis.
It is also recognized that it is important for Research Analysts to keep in contact with the management of companies through field trips, telephone conversations and attendance at research analyst meetings with management representatives. So long as the management representatives are aware of their own inside information obligations, there should be no issues as a result of these contacts, since the representatives can be expected to disclose only material information that has been or is being made public. However, a Research Analyst cannot assume this will always be the case, and he/she must be alert to the possibility that the information he/she obtains through such contacts is inside information.
     6. Regulation F-D. Regulation F-D, a rule that was adopted by the SEC in 2000, provides that whenever an issuer, or any person acting on its behalf, discloses, other than under confidentiality agreement, any material nonpublic information regarding that issuer or its securities to certain persons (i.e., broker dealers, investment advisers, investment companies, holders of the issuer’s securities, etc.), the issuer is required to make public disclosure of that information either: (i) simultaneously, in the case of an intentional disclosure, or (ii) promptly, in the case of a non-intentional disclosure.
II. OPERATING PROCEDURES
Strict compliance with the following operating procedures is required in order to protect the firm and its employees from the serious consequences that can occur if the firm and/or its employees misuse material, non-public information.
     1. Whenever an employee receives or believes that he/she may have received inside information with respect to a security, the employee must contact the Chief Compliance Officer or General Counsel immediately, and must not:
a.	purchase or sell that security;

b.	recommend the purchase or sale of that security; or

c.	relate the information to anyone other than the Chief Compliance Officer or General Counsel of the firm.
     2. The Chief Compliance Officer or General Counsel will determine whether or not the information may be considered or viewed as material, non-public information, and if so, what actions should be taken with respect to the information. Such action may include contacting the issuer to request that the information be made public.
     3. The determination of whether or not the firm has received material, non-public information can be very difficult and is driven by the specific facts and circumstances of the particular matter. An employee should NOT attempt to determine on his/her own whether or not the information they have received is inside information. If an employee has any doubts, immediately contact the Chief Compliance Officer or General Counsel.
     4. Provided that an employee who may have received material, non-public information complies with the requirement of items II.1. above, it may not be necessary to restrict the entire firm and/or its employees from trading in the securities of the entity in question. Depending upon the facts and circumstances, it may be possible to implement firewalls pursuant to the firm’s Firewall Procedures to isolate the information in order to allow, trading by other members of the firm, if it is reasonably certain they have not had access to the information. On the contrary, if it is determined that the information has leaked to others in the firm, all trading by the entire firm and its employees in the particular entity’s securities would have to cease until the information was made public or was deemed to no longer be material.
     5. On occasion, the firm may receive a private offering memorandum that contains inside information. Upon receipt of any such memorandum, you should contact the Chief Compliance Officer or General Counsel immediately to determine the appropriate course of action.
     6. The firm has implemented special procedures for its senior loan investment management business whereby loan documents that may contain material non-public information are sent to Ropes & Gray, Loomis Sayles’ outside counsel, to be scrubbed of any such information before being reviewed by a Loomis Sayles employee.
     7. If it is determined that it is necessary to restrict firm-wide trading in a particular company’s securities, such securities will be added to the firm’s Restricted List, and the Legal and Compliance Department will code the Charles River Compliance and iTrade Systems to prohibit client and employee trading in such securities until such time they are removed from the Restricted List.

     8. All new employees will be given a copy of these Policies and Procedures shortly after their start date with the firm, and will be required to read them and agree to their conditions. Additionally, all employees will be required to confirm their understanding and compliance with these Policies and Procedures on an annual basis.
     9. Each employee has the responsibility to be aware of restrictions on insider trading both for personal and client accounts. We as a firm are under an affirmative duty to effectively supervise in this area and to enforce these Policies and Procedures. Any violation of these Policies and Procedures could expose the individual and the firm to civil and criminal penalties, dismissal from the firm and a lifetime bar from employment in the securities industry, and significantly harm the reputation of the firm.